RATIO OF EARNINGS TO FIXED CHARGES                                                                                   EXHIBIT 12
(in thousands)                                                                                          Three months ended
                                                                                                             March 31,
                                                                                                        1997             1996

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                                                           $   54,097       $   36,369
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                                                                3,429            2,230

Earnings as defined                                                                                 $   57,526       $   38,599

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                                                               $    2,566       $    1,413
Interest capitalized                                                                                       203              183
Portion of rental expense representative
     of the interest factor                                                                                863              817
Preferred stock dividends of majority-owned
     subsidiary companies                                                                                   20               20

Fixed charges as defined                                                                            $    3,652       $    2,433

RATIO OF EARNINGS TO FIXED CHARGES                                                                       15.75            15.86
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